                                  Exhibit 4.10

                        INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of the 21st day of January, 2000.

BETWEEN:       SIDEWARE SYSTEMS INC.
               102 - 930 West 1st Street
               North Vancouver, B.C.
               V7P 3N4

               (the "Company")                                 OF THE FIRST PART

AND:           GARY MOUNTS
               2A - 122 Laurel Way
               Herndon, VA
               20170

               (the "Optionee")                               OF THE SECOND PART

WHEREAS the Optionee is employed by Sideware Corp. ("Sideware"), a wholly owned subsidiary of the Company, pursuant to an employment agreement dated February 16, 2000 (the "Employment Agreement");

AND WHEREAS it is a term of the Employment Agreement that the Optionee shall receive the option herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements herein contained the parties hereto covenant and agree as follows:

1. Subject to paragraphs 2, 6 and 7, for so long as the Optionee shall be a director, senior officer, employee or permitted consultant (as defined in BOR #96/15 issued by the British Columbia Securities Commission) of either Sideware or the Company (together the "Related Companies"), the Optionee shall have and be entitled to and the Company hereby grants to the Optionee the option to purchase on or before January 21, 2005 up to 5,000 fully paid shares of the Company (the "Optioned Shares") from treasury at the price of US$11.08 per share (the "Option").

2. Subject to the terms and conditions hereinafter set out, the Option shall not be exercisable before February 28, 2001 and thereafter may be exercised as follows:

     (a) as of February 28, 2001, 2,500 of the Optioned Shares will be eligible for exercise;

     (b) as of August 31, 2001, a further 1,250 of the Optioned Shares will be eligible for exercise; and

     (c) as of February 28, 2002, the remaining 1,250 Optioned Shares will be eligible for exercise.

Nothing herein shall be construed as giving to the Optionee any greater rights with respect to the Optioned Shares than as expressly provided for in the Employment Agreement.

3. The right to take up shares pursuant to the Option is exercisable by notice in writing to the Company accompanied by a certified cheque, or other form of payment satisfactory to the Company, in favour of the Company for the full amount of the purchase price of the shares being then purchased. When such payment is received, the Company covenants and agrees to issue and deliver to the Optionee share certificates for the number of shares so purchased.

4. This is an option agreement only and does not impose upon the Optionee any obligation to take up and pay for any of the shares under the Option.

5. The Option is non-assignable and non-transferable by the Optionee otherwise than by Will or the law of intestacy and the Option may be exercised during the lifetime of the Optionee only by the Optionee.

6. If the Optionee should die while a director, senior officer, employee or permitted consultant of one of the Related Companies, the Option may then be exercised by the Optionee's legal heirs or personal representatives to the same extent as if the Optionee were alive and acting in such capacity, for a period of one year after the Optionee's death but only for such shares as the Optionee could have received upon due exercise at the date of death.

7. Subject to paragraph 6 hereof, the Option shall cease and become null and void 30 days after the Optionee ceases to be a director, senior officer, employee or permitted consultant of any of the Related Companies.

8.   The Optionee hereby represents that

     (a) he is a bona fide director, senior officer, employee or permitted consultant of one of the Related Companies, and

     (b) if he represents that he is an employee of one of the Related Companies, then he is, with respect to that company, an individual who is:

          (i) considered an employee under applicable income tax legislation, for whom deductions must be made at source by the Company; or

          (ii) a full-time dependent contractor, i.e. one who works full-time for the Company providing services normally provided by an employee and is subject to the same control and direction by the company over the detail and methods of work as an employee of the company, but for whom income tax deductions are not made a source; or

         (iii) a part-time dependent contractor, i.e. one who works for the company on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and is subject to the same control and direction by the company over the details and methods of work as an employee of the company, but for whom income tax deductions are not made at source, and

     (c) if he represents that he is a permitted consultant, he meets the definition of "permitted consultant" in blanket order ruling #96/15 issued by the British Columbia Securities Commission, and the Option is otherwise in accordance with that blanket order ruling.

9. If the Option is granted to the Optionee in the capacity of employee or permitted consultant, the Company hereby represents that the Optionee is a BONA FIDE employee or permitted consultant of one of the Related Companies.

10. This Agreement is subject to the approval of the Canadian Venture Exchange (the "Exchange") and, if the Optionee is an insider of the Company, the approval of the members of the Company, which approval may have already been given in the form of a general approval by the members at a general meeting of the Company preceding the date of this Agreement. In the event that both of the foregoing approvals have not been received within one year of the date of this Agreement, this Agreement shall thereafter be null and void and of no further force and effect.

11. This Agreement may only be amended by an instrument in writing signed by the parties hereto, and such amendment shall be subject to the approval of the Exchange if the Company is then listed on the Exchange. If the Optionee is an insider of the Company at the time of a proposed amendment and the amendment relates to a matter other than reducing the number of optioned shares or increasing the exercise price, then such amendment shall also be subject to such approval of the members of the Company as is then specified in Exchange policy, which approval may have already been given in the form of a general approval by the members at a general meeting of the Company preceding the date of the amendment.

12. In the event of any subdivision, consolidation or other change in the share capital of the Company while any portion of the Option is outstanding, the number of shares under option to the Optionee and the price thereof shall be deemed adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company as if the Option had been exercised immediately prior to such subdivision, consolidation or other change.

13. The Company hereby covenants and agrees to reserve in its treasury sufficient shares to permit the issuance and allotment of shares to the Optionee in the event the Optionee exercises the Option.

14.  Time shall be of the essence of this Agreement.

15. This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns and the Optionee and the Optionee's personal representatives to the extent provided in paragraph 6.

16. In the event that any provision of this agreement is inconsistent with one or more provisions of the Employment Agreement, the provisions of the Employment Agreement shall govern.

IN WITNESS WHEREOF the parties have hereunto caused these presents to be executed as of the day and year first above written.


SIDEWARE SYSTEMS INC.


Per:    "Grant Sutherland"
     --------------------------------


SIGNED, SEALED AND DELIVERED
by the Optionee in the presence of:

                                              "Gary Mounts"
                                            ------------------------------------
___________________________________         GARY MOUNTS